Exhibit 99.1

(INTEGRYS ENERGY GROUP, INC.
NEWS RELEASE LETTERHEAD)

For Immediate Release	Contact: Steven P. Eschbach, CFA
September 28, 2007	Vice President - Investor Relations
Integrys Energy Group, Inc.
(312) 228-5408

Integrys Energy Group, Inc. Completes Sale of Oil and Natural Gas Production Subsidiary

Chicago, September 28, 2007 – Integrys Energy Group, Inc. (NYSE:  TEG) today announced that it has completed the sale of its Houston, Texas, based oil and natural gas production subsidiary to a subsidiary of El Paso Corporation (NYSE:  EP).

Initial cash proceeds received by Integrys Energy Group were $879.1 million.  Final proceeds are subject to post-closing adjustments.

Net after-tax proceeds are expected to be approximately $630 million, subject to the above-mentioned adjustments, and will be used to reduce short-term debt.  The company expects to realize an after-tax gain of approximately $10 million, also subject to post-closing adjustments.

“We are pleased that we were able to complete the sale of our oil and gas production subsidiary, and I commend our team as well as the team at El Paso for their efforts in closing this deal very quickly,” said Larry Weyers, President and Chief Executive Officer of Integrys Energy Group.  “With this transaction now closed, we have enhanced our financial and business risk profile.  We will continue to focus on our core competencies of providing customers with the best value in energy and related services.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,” “expect,” “intend,” and other similar words.  Forward-looking statements are beyond the ability of Integrys Energy Group to control and, in many cases, Integrys Energy Group cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements.  Please see Integrys Energy Group’s periodic reports filed with the Securities and Exchange Commission (including its 10-K and 10-Qs) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.

About Integrys Energy Group, Inc.

Integrys Energy Group, Inc. (NYSE: TEG), headquartered in Chicago, Illinois, is a holding company for energy related subsidiaries, which includes regulated utilities and nonregulated subsidiaries.

The six regulated utilities consist of:

•	The Peoples Gas Light and Coke Company is a natural gas utility serving more than 840,000 customers in the City of Chicago.
•
Wisconsin Public Service Corporation is an electric and natural gas utility serving approximately 429,000 electric customers and 312,000 natural gas customers in northeastern Wisconsin and an adjacent portion of Michigan's Upper Peninsula.

•	Minnesota Energy Resources Corporation is a natural gas utility serving approximately 207,000 customers throughout Minnesota.
•	Michigan Gas Utilities Corporation is a natural gas utility serving approximately 166,000 customers in lower Michigan.
•	North Shore Gas Company is a natural gas utility serving approximately 158,000 customers in the northern suburbs of Chicago.
•	Upper Peninsula Power Company is an electric utility that serves approximately 52,000 customers in Michigan's Upper Peninsula.

The company’s principal nonregulated subsidiary is:

•
Integrys Energy Services, Inc. is a diversified nonregulated energy supply and services company serving commercial, industrial, and wholesale customers and aggregated groups of residential customers.  Its principal market is the northeast quadrant of the United States and adjacent portions of Canada.  Its principal operations are in Colorado, Illinois, Maine, Michigan, New York, Ohio, Texas, Virginia, and Wisconsin in the United States and Alberta, Ontario, and Quebec in Canada.  Integrys Energy Services also owns and operates nonregulated electric generation facilities.

More information about Integrys Energy Group, Inc. is available online at www.integrysgroup.com.

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